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                              AMENDED AND RESTATED
                        INVESTMENT SUBADVISORY AGREEMENT

         This Amended and Restated Investment Subadvisory Agreement (the "Agreement"), effective as of January 1, 2001, is entered into by and between The Lincoln National Life Insurance Company (the "Company"), an Indiana corporation, and Vantage Investment Advisers ("VIA"), a series of Delaware Management Business Trust, with respect to Lincoln National Variable Annuity Fund A (the "Fund").

         In consideration of the mutual promises set forth below, the parties agree as follows:

1. VIA shall furnish to the Company such services as the Company may request in connection with the Company's performance of its obligations under its contract with the Fund. The Company will continue to have responsibility for all services under its contract with the Fund.

2. The Company shall reimburse VIA for costs and expenses incurred by VIA, determined in a manner acceptable to the Company, in furnishing the services described in paragraph 1 above.

3. This Agreement may be terminated by either party at any time upon not less than thirty (30) days prior written notice to the other party. This Agreement will terminate automatically in the event of its assignment. No termination of this Agreement will affect the terms of contracts between the Company and the Fund. In the event of the assignment or termination of the Company's advisory contracts with the Fund, this Agreement will terminate automatically.

4. This Agreement shall continue in effect for a period of more than two years from its execution only so long as such continuance is specifically approved at least annually in accordance with the requirements of the Investment Company Act of 1940 applicable to continuation of advisory contracts.

THE LINCOLN NATIONAL                        VANTAGE INVESTMENT ADVISERS,
LIFE INSURANCE COMPANY                      a series of Delaware Management
                                            Business Trust

By:  /s/ Kelly D. Clevenger                 By:  /s/ Jude T. Driscoll
   ------------------------------           -----------------------------------
Name:  Kelly D. Clevenger                   Name:  Jude T. Driscoll
Title: Vice President                       Title: Executive Vice President/
                                                    Head of Fixed Income

Attest:                                     Attest:

     /s/ Janet L. Kasner                         /s/ illegible
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